Exhibit 4.2

THIS NOTE IS NONNEGOTIABLE AND, AS SUCH, IS NON-TRANSFERABLE. IT HAS NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE THEREOF. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND, EVEN IF SUBSEQUENTLY AMENDED TO BE NEGOTIABLE, NO INTEREST IN THIS NOTE MAY BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF REGISTRATION AND QUALIFICATION OF THIS NOTE UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL OF THE PAYEE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

FORM OF NON-NEGOTIABLE 12.5% PROMISSORY NOTE

$_______________ ($850 per Purchased Unit)	Houston, Texas
(	June 30, 2007

FOR VALUE RECEIVED, the undersigned, Biofuels Power Corporation, a Texas corporation (the “Company”), having its executive office and principal place of business at Waterway Plaza, 10003 Woodloch Forest Dr., Suite 900, The Woodlands, Texas 77380, promises to pay to the order of ______________________ (‘‘Payee’’) at __________________________, (address), or such other address as the Payee may designate from time to time by notice in writing to the Company, an amount equal to ____________(the “Principal Sum”), which is the product obtained by multiplying (a) the sum of Eight Hundred and Fifty Dollars and no cents ($850.00) by (b) the number of Units of Limited Partner Interest in Texoga Biofuels 2006-1, Ltd., a Texas limited partnership, heretofore held by Payee and purchased by the Company from Payee effective of even date herewith (the “Purchased Units”), in lawful money of the United States of America, or, if accepted by Payee pursuant to a Payment Notice delivered by Company hereunder, in shares of common stock of Company, all in accordance with the terms and conditions hereinafter set forth:

A. Payment Terms. The Principal Sum shall be due and payable, together with all accrued but unpaid interest then outstanding under the Note, to the Payee at or before the close of business on June 30, 2011 (the “Maturity Date”. The Principal Sum shall bear interest as stated herein. The Payee must surrender this Note to the Company to collect any payment due on the Maturity Date or to receive a final payment of amounts due under the Note.

B. Interest. Interest on this Note shall be payable at the rate of twelve and one-half percent (12.5%) per year on the unpaid principal amount hereof, compounded quarterly and payable on the last day of each September, December, March and June from the date of issuance until this Note is paid in full. In the event of default hereunder, interest shall accrue at the rate of the lesser of (a) eighteen percent (18.0%) per annum or (b) the highest rate allowed by applicable law until the default is cured or this Note is paid in full.

C. Prepayments. All or any portion of the Principal Sum may be prepaid in whole or in part at any time, provided the Company shall provide the Payee with a Payment Notice at least four (4) days prior to prepayment, and prepayments shall be made at the rate of one hundred and ten percent (110%) of the principal to be repaid. (i.e., the Company will repay $110 for each $100 of principal made the subject of a prepayment. Additional sums paid in connection with a prepayment in excess of the principal being retired shall represent a prepayment penalty.

D. Security. This Note, and the Principal Sum, is unsecured.

E. Method of Payment. At least four (4) days prior to the date of any proposed payment or repayment of principal hereunder, the Company will deliver a written notice (a “Notice of Payment”) to Payee. The Notice of Payment will (a) state the Company’s intent to pay or prepay principal, (b) state the amount of any accrued interest to be paid via the proposed payment, (c) set out any prepayment penalty applicable to such proposed payment, and (d) set out the conversion rate at which the Company is prepared to issue shares of its common stock (“Common Shares”) as a method of such payment. Upon receipt of the Notice of Payment, Payee may in Payee’s sole discretion elect to receive the proposed payment either in cash or in Common Shares. The Payee shall respond to the Notice of Payment in writing within two (2) business days of Payee’s receipt of such notice, and inform the Company of Payee’s election to accept payment in cash or Common Shares (such response is referred to herein as the “Payee’s Response”). The Company will then cause the proposed payment to be made to the Payee in Payee’s chosen form of payment within two (2) business days following Company’s receipt of Payee’s Response.

F. Securities Law Issues. Notwithstanding the foregoing, in the event the Company reasonably believes that it may not issue Common Shares to the Payee without violating applicable state or federal securities laws, Company may in reliance upon such belief state the ground for such belief in a Notice of Payment, and in such circumstances Company may pay any proposed payment solely in cash.

G. Nonnegotiable Note. This Note is nonnegotiable, and as such, is non-transferable.

H. Events of Default. If any of the following conditions, events or acts shall occur:

1.  The dissolution of the Company or any successful vote in favor thereof by the Board of Directors and shareholders of the Company; or

2.  The Company's insolvency, assignment for the benefit of creditors, application for or appointment of a receiver, filing of a voluntary petition under any provision of the Federal Bankruptcy Code or amendments thereto or any other federal or state statute affording relief to debtors; or there shall be commenced against the Company any such proceeding or filed against the Company any such application or petition which proceeding, application or petition is not dismissed or withdrawn within sixty (60) days of commencement or filing as the case may be; or

3.  The failure by the Company to make any payment of any amount of principal on, or accrued interest under this Note, as and when the same shall become due and payable and the continuance of such failure for a period of thirty (30) days after written notice thereof is given to Company; or

4.  The sale by the Company of all or substantially all of its assets; or the merger or consolidation by the Company with or into another corporation which results in any change in the ownership of the shares of the resulting entity when compared to that of the Company immediately prior to such merger or consolidation.

then, in any such event and at any time thereafter while such event is continuing, the Payee shall have the right to declare an event of default hereunder ("Event of Default"), and the indebtedness evidenced by this Note shall immediately upon such declaration become due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, notwithstanding anything contained herein to the contrary.

I. Suits for Enforcement and Remedies. If any one or more defaults shall occur and be continuing, the Payee may proceed to protect and enforce Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any applicable agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder of this Note. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

J. Investment Representations.   In connection with Payee’s election to receive this Note as consideration for Payee’s sale of the Purchased Units to the Company, Payee represents to the Company as follows:

1.  The Payee has been provided with access to all information deemed to be relevant by the Company in connection with Company’s acceptance of this Note as consideration for the Company’s purchase of the Purchased Units and concerning the Company and the proposed operations of the Company for the purpose of making an informed investment decision as to the acceptance of the Note.

2.  The Payee is an accredited investor as defined in Rule 501(a) of Regulation D of the Securities Act of 1933 (the "Act").

3.  The Payee acknowledges that the offer and sale of the Note is being made without the use of a Private Placement Memorandum. The Payee understands and has evaluated the merits and risks of an investment in the Company and the acceptance of the Note. The Payee acknowledges that (i) the Note is a speculative investment and involves a high degree of risk; (ii) no Federal or State agency has made any finding or determination as to the fairness of such investment or any recommendation or endorsement of it; (iii) there is not and will not be in the foreseeable future a market for the sale of the Note by the Payee, and (iv) the operations of the Company are dependent on the Company's ability to generate substantial income or to secure additional financing, and there can be no assurance that such income will be generated and there are no existing arrangements with respect to such financing being available and no assurance that it will become available.

4.  The Payee is able to bear the economic risk of an investment in the Payee and the ownership of the Note in that, among other factors, such Payee can afford to hold Note for an indefinite period and can afford a complete loss of the sums represented by the Note.

5.  The Payee is relying solely on the financial and tax advice of his own advisor(s) with respect to an investment in the Payee and the purchase of the Note.

6.  The Payee is acquiring the Note for his own account as principal and not with a view to resale or distribution.

7.  All documents, records and books pertaining to the issuance of the Note or the existing or projected operations of the Company have been made available for inspection to the Payee, and the books and records of the Company will be available upon reasonable notice, for inspection by Payee during reasonable business hours at its principal place of business.

8.  The Payee has not authorized any broker, dealer, agent or finder to act on his behalf, nor has any knowledge of any broker, dealer, agent or finder purporting to act on his behalf, with respect to this transaction.

K. Miscellaneous.

1.  No delay or failure on the part of the Payee of this Note to exercise any power or right hereunder, shall operate as a waiver thereof, and no right or remedy of the Payee of this Note shall be deemed abridged or modified by any course of conduct.

2.  This Note shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in Texas without giving effect to applicable conflicts of law principles.

3.  This Note cannot be changed or terminated orally, but only by a writing signed by the Company and the Payee.

4.  By executing this Note the individual signing below represents and warrants that he has the power and authority to act for and bind the Company and that the Company has duly authorized the execution and delivery of this Note, and such individual agrees that the Payee is entitled to rely upon such representation and warranty.

5.  The Payee, without prejudice to any other rights, is authorized to proceed against the Company to enforce its rights under this Note. The powers and remedies of the Payee under this Note shall not be exclusive of any other powers, rights or remedies available to the Payee.

6.  Any and all notices or other communications required or permitted under this Note shall be in writing and shall be deemed given upon (a) personal delivery, (b) upon the next business day if sent by overnight courier service, or (c) upon the third business day next following the mailing of such notice by certified or registered mail, return receipt requested, to the respective addresses of the Company and the Payee or to such other address as the Company or the Payee may specify by written notice given as aforesaid.

7.  Each party hereto (a) agrees that any legal suit, action or proceeding arising out of or relating to this Note will be instituted exclusively in the courts of Montgomery County, Texas, or in the United States District Court for the Southern District of Texas, each and any of which shall apply Texas law, (b) waives any objection which the party may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the said Courts in any such suit, action or proceeding.  Each party further agrees to accept and acknowledge service of any and an process which may be served in any such suit, action or proceeding in the said Courts and agrees that service of process upon such party mailed by certified mail to the party’s address will be deemed in every respect effective service of process upon such party , in any such suit, action or proceeding.

COMPANY:
BIOFUELS POWER CORPORATION
a Texas corporation

By: /S/ Steven S. McGuire
Steven S. McGuire, President